Alternative Investment
Strategies

WORLD MONITOR TRUST II--
SERIES D

MONTHLY REPORT/
APRIL 26, 2002

(LOGO)

         WORLD MONITOR TRUST II--SERIES D
-------------------------------------------------------------------------------

Dear Interest Holder:

Enclosed is the report for the period from March 30, 2002 to April 26, 2002 for World Monitor Trust II--Series D ('Series D'). The net asset value of an interest as of April 26, 2002 was $84.64, an increase of 3.71% from the March 29, 2002 value of $81.61. The calendar year-to-date return for Series D was an increase of 3.42% as of April 26, 2002.

Effective May 2002, Steven Weinreb has been elected by the Board of Directors of Prudential Securities Futures Management Inc. as Chief Financial Officer replacing Barbara Brooks.

The estimated net asset value per interest as of May 21, 2002 was $87.26. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-2443.

          Sincerely yours,

          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
------------------------------------------------
For the period from March 30, 2002
  to April 26, 2002
Revenues:
Realized loss on commodity
  transactions.......................   $   (177)
Change in unrealized commodity
  positions..........................    199,882
Interest income......................      6,419
                                        --------
                                         206,124
                                        --------
Expenses:
Commissions..........................     21,901
Management fees......................      4,556
Other transaction fees...............        749
Other expenses.......................      5,490
                                        --------
                                          32,696
                                        --------
Net gain.............................   $173,428
                                        --------
                                        --------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from March 30, 2002
  to April 26, 2002
                                             Per
                                Total      Interest
                              ----------   -------
Net asset value at beginning
  of period (55,108.437
  interests)................  $4,497,490   $ 81.61
Contributions...............     315,100
Net gain....................     173,428
Redemptions.................    (158,550)
                              ----------
Net asset value at end of
  period (57,033.806
  interests)................  $4,827,468     84.64
                              ----------
                              ----------
                                           -------
Change in net asset
  value per interest....................   $  3.03
                                           -------
                                           -------
Percentage change.......................      3.71%
                                           -------
                                           -------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series D is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                               by: Steven Weinreb
                            Chief Financial Officer